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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION         STATEMENT CAPTION                   1999    1998    1997

5-02 (1)            Cash and Cash Items               17410    29720    13771
5-02 (2)            Marketable Securities             99137   109730    71176
5-02 (3)(b)(1)      Notes Receivable                 325377   307331   229277
5-02 (4)            Allowance for Doubtful Accounts    3718     3872     2789

5-02 (15)           Total Assets                     472670   472153   333288

5-02 (24)           Other Liabilities                428990   429071   300162
5-02 (30)           Common Stock                       3705     3690      751
5-02 (31)(a)(2)     Additional Capital Other          15034    14591    10669
5-02 (31)(a)(3)(ii) Retained Earnings-Unappropriated  24941    24801    21705

5-03 (b)(1)(e)      Other Revenues                    41756    39841    34739

5-03 (b)(2)(e)      Cost of Other Revenues            16129    15869    12897
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                     16780    17288    14677
5-03 (b)(10)        Income Before Taxes & Other Items  8847     6684     7165

5-03 (b)(11)        Income Tax Expense                 3048     2210     2435
5-03 (b)(14)        Income/Loss from Continuing
                    Operations                         5799     4474     4730
5-03 (b)(17)        Cumulative Change in Accounting

5-03 (b)(19)        Net Income or Loss                 5799     4474     4730